AMDL Announces Preliminary Third Quarter Earnings; Revises 2008 Guidance

November 12, 2008– AMDL, Inc. (Amex: ADL — News), a vertically integrated pharmaceutical company with operations in China and the US, announced preliminary third quarter earnings and revised 2008 guidance information.

For the third quarter of FY2008, AMDL expects gross sales to be approximately $12.4 million and net sales after sales promotions of approximately $9.2 million. Gross profit is expected to be approximately $4.9 million and income from operations to be approximately $2.3 million. The Company expected net income before currency translation to be approximately $1.6 million.

Earnings were originally projected to be approximately $3.4 million. However, the Company made a strategic decision to offer promotional discounts of $3.2 million to promote new product sales in the Chinese marketplace, primarily for the newly released formulations of AMDL’s best-selling Goodnak® anti-aging product line. The existing promotional discounts will carry forward into the fourth quarter of 2008 and the first quarter of 2009. Based upon this information, AMDL continues to anticipate targeted gross sales of approximately $32 to $36 million for 2008. With regards to earnings guidance, the Company now estimates net income before foreign currency translation to be between $1.8 and $ 2.2 million for FY2008.

“We’re operating AMDL for long-term success in a period of accelerated growth,” said AMDL’s Chairman and newly appointed CEO Mr. Douglas MacLellan. “We made a strategic and conscious decision to provide sales promotion discounts for certain new products in the third and fourth quarters which we believe will accelerate the introduction and market penetration. Specifically, sales promotion discounts incurred this quarter are the result of a promotion campaign to expand AMDL’s sales footprint for newly released formulation of our Goodnak anti-aging line – AMDL’s highest profit margin product line. This is an investment and important part of our marketing strategy to increase sales revenue; bolster AMDL’s competitive position in China and new markets and to drive long-term growth for the Company & our shareholders.”

AMDL will discuss its business outlook during its regular quarterly conference call which is scheduled for the end of November. Specific details will be announced later this month.

Mr. MacLellan continued, “With the recent adjustments made in our business — including an expanded and strengthened senior management team and board of directors, revised business strategy, and prioritized focus on securing additional capital to support AMDL’s future growth — we have embarked on the most exciting era in the Company’s history. What lies ahead is the perfect opportunity to establish AMDL as a market-winning leader that delivers lucrative, long-term returns for our employees, partners, customers and shareholders.”

Mr. MacLellan will cover today’s news in a scheduled presentation he will deliver at Rodman & Renshaw’s Annual Global Investment Conference taking place today, November 12th, 2008 at the New York Palace Hotel in New York City. Additionally, interested parties can download a copy of Mr. MacLellan’s presentation through the AMDL corporate website located www.amdl.com under the “news” section. For additional information please contact Kristine Szarkowitz, SVP, AMDL Investor Relations at 206-310-5323 or kszarkowitz@amdl.com .

About AMDL: More information about AMDL and its products can be obtained at www.amdl.com. AMDL, together with Jade, engages in the development, manufacture and marketing of proprietary pharmaceutical and diagnostic products.

About Jade Pharmaceuticals Inc.: JPI has access to the fastest growing pharmaceutical and consumer market in the world: China. AMDL, through its Jade subsidiaries, currently holds licenses for 133 products that are manufactured as large volume injection fluids, tablets and other related products. It currently manufactures over 20 key generic, over-the-counter and supplemental pharmaceutical products under certified Chinese Good Manufacturing Practice (CGMP) standards.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.